EX-FILING FEES

Calculation of Filing Fee Tables

PREM 14C
(Form Type)

TINGO, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee
Fees to Be Paid	$252,654,103.65	0.00011020	$27,842.48
Fees Previously Paid	$0
Total Transaction Valuation	$252,654,103.65
Total Fees Due for Filing			$27,842.48
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due			$27,842,48

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims						$0
Fee Offset Sources